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                                                                    Exhibit 10.2


May 12 1999



Mark Schwartz, Ph.D.
619 Exeter Place
Danville, CA 94506

Re: revision to offer letter dated May 10, 1999

Dear Mark:

We are pleased to extend you an offer of employment with Trega Biosciences, Inc. (the "Company"). This letter shall serve to clarify the terms and conditions of the job we are offering you.

We are offering you a full-time position as Vice President, Commercial Operations & Chief Commercial Officer, working under the direction of Michael
G. Grey, Chief Executive Officer of Trega. Your employment will begin on a mutually agreed upon date with an exempt monthly salary of $15,416.67.(1) Additionally, you will receive a $15,000.00 signing bonus to be paid with your first paycheck. The signing bonus is subject to Federal and State tax withholding. In addition to your base compensation, you will be eligible to participate in the Company's annual performance-based bonus program. Should the Company meet its annual goals you will be eligible to receive a bonus, with a target of 50% of your annual salary.

As we discussed you will maintain your residence in Danville, CA and travel to San Diego on an as needed basis. Trega will pay reasonable expenses incurred as required by your travel. Additionally, we will pay reasonable expenses to set up a home office. In the event you relocate to San Diego from Danville, CA, Trega will reimburse you for reasonable relocation expenses: for the shipment of your household goods; a pre-move house-hunting trip; temporary living quarters and temporary transportation; specific costs relating to the sale and purchase of your primary residence as pre-approved by Trega; and all travel expenses incurred for the move of your family. Any payments made to you or third parties on your behalf for relocation, other than the moving of household goods and travel, is required to be included in your gross earnings for the year. Trega agrees to pay you a cash bonus "grossed up" to compensate you for the taxes you will be required to pay on this additional income. Should you elect to terminate your employment within 12 months of your date of hire you will be required to repay Trega for these relocation costs, pre-move house-hunting trip and the costs paid by Trega regarding the sale and purchase of your primary residence. Your repayment obligation would be reduced by a prorated amount for each month of employment with Trega.

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(1) Please be advised that this offer is contingent on your completing an I-9 form and submitting support information regarding your right to work in the United States within three days of hire.


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Page 2

You will be eligible to participate in the Company's health-care benefit plans on the first of the month following your hire date and in the Company's 401 (k) Retirement Plan during the first enrollment period after your hire date. You will be entitled to 15 days of vacation per year, with an additional day of vacation for every year of service up to a maximum of 20 days. Subject to the approval of the Compensation Committee, you will be granted an option to acquire 150000 shares of stock. The option is subject to the terms of the Option Agreement and the 1996 Stock Incentive Plan.

You acknowledge that as a condition of employment you will be required to execute a Confidentiality Agreement and any and all other documents reasonably required by the Company to protect its proprietary trade secrets from disclosure and to prevent the unauthorized use by the Company of any proprietary trade secrets of other parties or entities. These documents are attached to this letter as Exhibit A and are incorporated into this letter by reference.

You acknowledge and agree that in accordance with California law, your employment with the Company is "at will" and you understand that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice. The Company also reserves the right to make personnel decisions regarding your employment, including but not limited to discussions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

You and the Company further agree that all disputes, claims or causes of action arising out of or relating to your employment or its termination, shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy (See Exhibit B).

Mark, my colleagues and I look forward to your joining our organization. We are pleased to have someone of your expertise and leadership assist in the facilitation of Trega's continued growth and success. I would like to do whatever I can over the next few days to facilitate a quick, but informed decision on your part. Please do not hesitate to contact me either at work, 619-410-6631 or home at 619-509-9648. If this letter accurately reflects our agreement and your acceptance of these terms, please sign one copy and return it to me by May 14, 1999. The other copy is for your records.

Sincerely,

/s/ Michael G. Grey

Michael G. Grey
Chief Executive Officer


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                                 ACKNOWLEDGMENT

I agree to the terms and conditions of employment set forth in this letter.



/s/ Mark W. Schwartz                                                     5/13/99
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Mark Schwartz, Ph.D.                                              Date